EXHIBIT 4.1

CERTIFICATE OF DESIGNATION OF

SERIES B CONVERTIBLE PREFERRED STOCK OF

RELIANT HOLDINGS, INC.

A Nevada Corporation

Section 1. Designation and Amount. The shares of the Class of Preferred Stock hereby and herein created shall have a par value of one-tenth of a cent ($0.001) per share and shall be designated as Series B Preferred Stock (the "Series B Preferred Stock") with a face value of one thousand dollars ($1,000) per share (the “Face Value”), and the number of shares constituting the Series B Preferred Stock shall be ten thousand (10,000).

Section 2. Rank. The Series B Preferred Stock shall rank: (i) junior to the Series C Preferred Stock of the Company ("Series C Preferred Stock"); (ii) senior to any other class or series of outstanding Preferred Shares or classes of capital stock of the Company not explicitly ranked higher herein; (iii) prior to all of the Company's Common Stock ("Common Stock"); (iv) prior to any other class or series of capital stock of the Company hereafter created not explicitly ranked higher herein ("Junior Securities"); and in each case as to distributions of assets upon liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary (all such distributions being referred to collectively as “Distributions”).

Section 3. Dividends. The holders of the Series B Preferred Stock shall be entitled to receive quarterly dividends at the rate of two percent (2%) of the total value of any Series B Preferred Stock calculated by multiplying the total number of shares of Series B Preferred Stock held by the Face Value. Dividends shall be paid in Series B Preferred Stock, Common Stock valued at the Volume Weighted Average Price (“VWAP”) for the ten (10) days prior to the dividend date, or cash, or any combination of the same, at the discretion of the Holder. The Holder shall notify the Company of the form of dividends to be received no less than five (5) days following the end of any fiscal quarter of the Company. All such dividends shall be fully cumulative and shall be prior and in preference to any declaration or payment of any dividend (payable in Common Stock, Series B Preferred Stock, or cash) or other distribution on any other class or series of preferred stock or the common stock of the corporation.

Section 4. Conversion of Preferred Shares to Common. The Series B Preferred Stock shall be convertible into shares of Common Stock of the Company as follows:

a)

Voluntary Conversion; Mechanics of Conversion. At the sole discretion of the holders of shares of Series B Preferred Stock (each a "Holder" and collectively the "Holders"), each one (1) share of Series B Preferred Stock shall convert a number of common stock equal to Face Value divided by the VWAP of the Common Stock for the ten (10) trading days prior to any conversion times ninety percent (90%). The Holders shall notify the Company that they wish to convert their shares of Series B Preferred Stock by submitting a Conversion Notice, in the form or similar form of Exhibit A, attached hereto (the “Conversion Notice”).

b)

Adjustments for Stock Splits and Reverse Splits. In the event of any stock split, reverse stock split, stock dividend, reclassification, recapitalization, or other similar event, the number of shares of Common Stock into which each share of Class C Preferred Stock is convertible shall be appropriately adjusted to reflect such event. The adjustment shall ensure that the conversion rights of the Holders are neither diminished nor enhanced as a result of such events.

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c)	Administration.

i.	Lost or Stolen Certificates. Prior to receipt of a Conversion Notice, upon receipt by the Company of evidence of the loss, theft, destruction, or mutilation of any Preferred Stock Certificates representing shares of Series B Preferred Stock, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Company, and upon surrender and cancellation of the Preferred Stock Certificate(s), if mutilated, the Company shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date. However, the Company shall not be obligated to re-issue such lost or stolen Preferred Stock Certificates on or subsequent to receipt of a Conversion Notice, as such shares of Series B Preferred Stock will have been converted into Common Stock of the Company.

ii.	Delivery of Common Stock Upon Conversion. The Transfer Agent or the Company (as applicable) shall, no later than the close of business on the third (3rd) business day (the "Deadline") after receipt of a Conversion Notice, if shares of Common Stock are to be issued pursuant to Section 5(a) above, issue and surrender to a common courier for either overnight or (if delivery is outside the United States) two (2) day delivery, to the Holder at the address of the Holder as shown on the stock records of the Company, a certificate for the number of shares of Common Stock to which the Holder shall be entitled as aforesaid unless such Holder elects to have their shares held in Book Entry form. If the Holder elects to hold their shares in Book Entry form, the Transfer Agent, or the Company (as applicable) shall send notice to such Holder via electronic mail within three (3) days after receipt of the Notice of Conversion, a statement showing that such shares of Common Stock have been issued in their name and any converted shares of Series B Preferred Stock are canceled. In any event, delivery to each Holder of Common Stock upon a properly submitted conversion of Series B Preferred Stock shall be made within three (3) business days after the receipt of a Conversion Notice. The Holders shall also be entitled to the equitable remedy of specific performance to enforce the delivery requirements upon conversion of Series B Preferred Stock.

iii.	No Fractional Shares. If any conversion of the Series B Preferred Stock would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded, and the number of shares of Common Stock issuable upon conversion in the aggregate shall be rounded up to the nearest whole share.

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iv.	Beneficial Ownership Limitation. The Corporation and Holder may not convert an amount of the Obligation on a Conversion Date that would result in the Holder, together with its affiliates, having beneficial ownership of a number of shares of Common Stock which would exceed the sum of (i) the number of shares of Common Stock beneficially owned by the Holder and its affiliates on such Conversion Date, and (ii) the number of additional shares of Common Stock issuable upon conversion of the Obligation with respect to which the determination of this provision is being made on such Conversion Date, if such conversion would result in beneficial ownership by the Holder and its affiliates of more than four and ninety-nine hundredths percent (4.99%) of the outstanding shares of Common Stock of the Corporation. For the purposes of this limitation, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13d-3 thereunder. Subject to this provision, the Holder is not limited to successive exercises that would result in the aggregate issuance of more than four and ninety-nine hundredths percent (4.99%). The Holder may revoke this conversion limitation described in this paragraph, in whole or in part, upon sixty-one (61) days prior notice to the Corporation. The Holder may allocate which equity of the Corporation deemed beneficially owned by the Holder shall be included in the four and ninety-nine hundredths percent (4.99%) amount described above and which shall be allocated to the excess above four and ninety-nine hundredths percent (4.99%). The Holder may waive the conversion limitation described in this Section, in whole or in part, upon and effective after sixty-one (61) days prior written notice to the Company to increase such percentage up to nine and ninety-nine hundredths percent (9.99%).

Section 5. Voting Rights. The Holders of Series B Preferred Stock shall have no voting rights except in matters relating solely to the Holders of Series B Preferred. This means they cannot vote on issues such as the election of directors, company mergers, or general corporate policy changes unless these matters specifically affect them. However, they do have voting rights in matters that relate solely to their class of stock. This includes decisions or changes that directly impact the rights, privileges, or preferences of the Series B Preferred Stock. These matters include, but are not limited to, changes to the terms or conditions of their stock, the issuance of additional Series B Preferred Stock, or any amendments to the company's charter that would negatively affect their rights or preferences.

Section 6. Status of Converted Stock. Once the shares of Series B Preferred Stock shall be converted or canceled pursuant to the receipt of a Conversion Notice pursuant to Section 5(a) hereof, the shares shall be canceled and shall return to the status of authorized but unissued Preferred Stock of no designated class and shall not be issuable by the Company as Series B Preferred Stock.

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EXHIBIT A

NOTICE OF CONVERSION

The undersigned (“Holder”) hereby irrevocably elects to convert their Series B Preferred Shares (Certificate No. ______ or book-entry position) into shares of Common Stock of Reliant Holdings, Inc. (the “Issuer”)

The Issuer shall cause the Issuer’s transfer agent to issue one or more certificates as directed by Holder for the number of shares of Common stock set forth below (which numbers are based on the holder’s calculation below) in the name(s) specified immediately below:

Holder’s Name: _________________________________________

Holder’s SSN/Tax ID #: ___________________________________

Holder’s Address:

______________________________________________________________________________________________

The Holder represents and warrants that all offers and sales by the Holder of the securities issuable to the Holder upon conversion of the Series B Preferred Stock shall be made pursuant to registration of the securities under the Securities Act of 1933, as amended (the “Act”), or pursuant to an exemption from registration under the Act.

Date to Effect Conversion: ________________

Conversion Ratio: As described in Section 4(a) of the Certificate of Designation.

Number of shares of Preferred Stock being converted: _____________

Number of shares of Common Stock to be issued: __________________

Please send the common stock certificate to _________________________________________________________________.

______________________________

(Holder’s Signature)

Print name: ___________________________

Phone: _______________________________

E-mail: _______________________________

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